Exhibit 10.9

[_________]

[_________]
[_________]
[_________]

Re:          Directorship

Dear [_________]:

On behalf of Castle Biosciences, Inc. (the “Company”), I thank you for agreeing to be a member of the Company’s Board of Directors (the “Board”).  The Company looks forward to your expertise as it grows and strives to bring substantial value to its stakeholders.  This letter agreement (this “Agreement’) confirms the understanding and agreement between you and the Company with respect to your role as a director of the Company (a “Director”).

1.
Term.  Subject to the terms and provisions of this Agreement, the Delaware General Corporation Law, as amended (the “DGCL”), and your appointment or election to the Board, the term of this Agreement shall commence as of the date of your appointment to the Board and shall continue until terminated pursuant to Section 5 below (the “Term”).

2.	Responsibilities and Duties.

a.
Position.  Subject to the terms and provisions of this Agreement, the Company’s [Second][Third] Amended and Restated Voting Agreement, dated as of [August 11, 2014][July 15, 2015], by and between the Company and certain stockholders of the Company ([as amended,] the “Voting Agreement”), and the DGCL, you hereby agree to serve as a Director.  You shall perform such duties and responsibilities as are normally related to such position in accordance with the Company’s Certificate of Incorporation and Bylaws and the DGCL, including, without limitation, providing the Company with fiduciary oversight, strategic guidance, organizational planning, and those other services listed on Exhibit A attached hereto (collectively, the “Services”).  You agree to use your best efforts to provide the Services.  You shall not allow any other person or entity to perform any of the Services for or instead of you.  You shall comply with the statutes, rules, regulations, and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, and the Company’s rules, regulations, and practices, as they may be adopted or modified from time to time.

b.
Other Activities.  You may be employed by another entity, may serve on other boards of directors or advisory boards, and may engage in any other business activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate your obligations under this Agreement, the DGCL, or your fiduciary obligations to the Company’s stockholders.  Your ownership of less than a 5% interest in an entity, by itself, shall not constitute a violation of this duty.  You represent that, to the best of your knowledge, you have no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or the DGCL, and you agree to use your best efforts to avoid or minimize any such conflict and agree not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board.  If, at any time, you are required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement or the DGCL, you shall promptly notify the Board of such obligation prior to making such disclosure or taking such action.

c.
No Conflict.  Except as permitted in Section 2(b), you agree not to engage in any activity that creates a conflict of interest with the Company, and you agree to notify the Board before engaging in any activity that creates a potential conflict of interest with the Company.  Specifically, and except as set forth in Section 2(b), you agree not to engage in any activity that is in direct competition with the Company or serve in any capacity (including, without limitation, as an employee, consultant, advisor, or director) in any company or entity that competes directly with the Company, as reasonably determined by the Company, without the approval of the Board.

3.	Compensation. As full and complete recognition for your time and contributions as a Director, you shall be compensated as follows:

a.
Cash Payment.  The Company shall pay you [___________]. [Quarterly payments of the annual cash retainers will be paid in cash promptly following the end of each calendar quarter,] contingent on your compliance with the terms of this Agreement and your duties under the DGCL. [The foregoing cash compensation will be superseded and replaced in its entirety by any non-employee director compensation policy that is adopted by the Company in connection with its first public offering of its securities or at any time once the Company’s securities are listed on a nationally recognized stock exchange (e.g., Nasdaq, NYSE, etc.).]

b.
Equity Award.  Subject to the Board’s approval, the Company shall grant you an option to purchase [Twenty Thousand Eight Hundred Twenty-Six (20,826)] [Thirty Thousand One Hundred Sixty-Eight (30,168)] shares of the Company’s common stock [(equivalent to 0.25% of the Company’s fully-diluted capitalization as of immediately following the February 2015 closing of the Company’s Series E-1, Series E-2 and Series E-3 preferred stock financing)] (the “Option”), subject to the terms and conditions of the Company’s [Equity Incentive Plan] [your Option Grant Notice] and your Option Agreement, as soon as reasonably practicable after the commencement of the Term.  The exercise price per share of the Option shall be the fair market value of the Company’s stock as determined by the Board as of the date of grant.  Twenty-five percent (25%) of the shares subject to the Option shall vest twelve (12) months after the commencement of the Term, and no shares shall vest before such date.  The remaining shares shall vest monthly over the next thirty-six (36) months following such initial 12-month period, in equal monthly amounts.  Any vested portion of the Option shall remain exercisable for a period of three months after termination of this Agreement, and any unvested portion of the option shall be forfeited upon termination of this Agreement.  In the event of a Change of Control (as defined below) of the Company, your Option will automatically become vested and exercisable as to all of the shares subject to the Option as of immediately before the consummation of such Change of Control.  For purposes of this Agreement, “Change of Control” shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company.

c.
Taxes, Etc.  You shall bear sole responsibility for payment on your behalf of any federal, state, and local income tax withholding, social security taxes, workers’ compensation coverage, unemployment insurance, liability insurance, health and/or disability insurance, retirement benefits or other welfare or pension benefits, and/or other employment payments and expenses, and upon the Company’s request, you shall provide the Company with proof that such payments have been made.  You understand and agree that you are not eligible for, and you hereby release any and all right, claim, or interest to, wages, compensation incentives, profit sharing participation, health coverage, or any other benefits provided to the Company’s employees[, and you agree to indemnify and hold the Company harmless from and against any losses and expenses (including, without limitation, court costs and reasonable attorneys’ fees), taxes, interest, and/or penalties incurred by the Company and in any way related to same].

4.
Reimbursement of Expenses.  You must request approval from the Company prior to incurring any expenses in the performance of the Services for which you intend to seek reimbursement[; provided however that any travel and related incidental expenses incurred by you in connection with your Services that are consistent with the Company’s reimbursement policy are hereby pre-approved].  Subject to such approval having been obtained, the Company shall reimburse you for reasonable, necessary, and documented expenses incurred in the performance of the Services in accordance with the Company’s current reimbursement policy as it may be amended from time to time.

5.	Termination.

a.
This Agreement shall automatically terminate upon your death, resignation, or removal from, or failure to win election or reelection to, the Board or upon a Change of Control of the Company.  At any time, you may be removed as a Director as provided by the DGCL, the Company’s Certificate of Incorporation and Bylaws or the Voting Agreement, and you may resign as a Director as provided by the DGCL and the Company’s Certificate of Incorporation and Bylaws.  Notwithstanding anything to the contrary contained in or arising from this Agreement or any of the Company’s statements, policies, or practices, neither you nor Company shall be required to provide any advance notice or any reason or cause for termination of your status as a Director, except as provided by the DGCL, the Company’s Certificate of Incorporation and Bylaws or the Voting Agreement.

b.
In the event of termination of this Agreement, you agree that all property, including, without limitation, all equipment and Confidential Information (as defined below) provided to or prepared by you in connection with your services for the Company as a Director belong to the Company and shall be promptly returned to the Company, and you agree that the Company shall have the right of injunctive relief to enforce this provision.

c.	In the event of termination of this Agreement, the Company shall reimburse you for any reasonable, unpaid, and approved expenses incurred through the date of termination pursuant to Section 4.

d.
Upon termination of this Agreement and unless otherwise agreed to by you and the Company, you shall be deemed to have resigned from all offices then held with the Company and any of its affiliates.  You agree that following any termination of this Agreement, you shall cooperate with the Company in the winding up or transferring to other Directors of any pending work and shall also cooperate with the Company (to the extent permitted by applicable law, and at Company’s expense) in the defense of any action brought by any third party against the Company that relates to your role as a Director and performance of the Services.

6.	Director Covenants.

a.
Confidentiality.  During the Term, you will have access to or become familiar with information of a confidential or proprietary nature which pertains to the business operations of the Company and its affiliates, customers, investors, and employees (collectively, “Confidential Information”).  For the purposes of this Agreement, “Confidential Information” means any information that relates to the Company’s actual or anticipated business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information.  Under this Agreement, you agree not to disclose any Confidential Information, directly or indirectly, or use it in any way, either during your performance of the Services or any time thereafter, except as required in the performance of the Services.  No license or other rights with respect to the Confidential Information is hereby granted or intended.  You shall not, and shall not enable or allow any third party to, reverse- engineer, decompile, or disassemble any software disclosed by the Company or affiliates and shall not remove, overprint, or deface any notice of copyright, trademark, logo, legend, or other notices of ownership from any originals or copies of Confidential Information.  Your obligation to maintain Confidential Information as confidential under this Agreement shall continue in effect for the Term and shall extend for such time until as the information in question no longer constitutes Confidential Information.

b.
Non-Solicitation.  During the Term and for a period of one year thereafter, you shall not, directly or indirectly, solicit, interfere with, or hire as an employee, consultant, or subcontractor, the personnel of the Company or its affiliates, unless otherwise agreed to in writing by you and the Company; [provided however that this provision shall not apply to any solicitations made by your employer (or any agent of your employer) in the normal course of business].

c.
Non-Disparagement.  [You] [The Company on the one hand and you on the other hand each] hereby agree [that you shall] not [at any time][to] make, publish, or communicate to any person or entity, including, without limitation, the clients, investors, and employees of the Company or any of its affiliates, any disparaging remarks, comments, or statements [about the other party].  For purposes of this Agreement, disparaging remarks, comments, or statements are those that impugn, criticize, or denigrate (a) [you,] the Company, [or] any of its affiliates, or any of their respective clients, investors, employees, or agents, or (b) the character, honesty, integrity, morality, business acumen, or abilities of [you,] the Company, [or] any of its affiliates, or any of their respective clients, investors, employees, or agents.

d.
Remedies.  You hereby agree that any breach or threatened breach of any of the provisions of this Section 6 may result in irreparable injury and damage to the Company and/or its affiliates for which the Company and/or its affiliates may have no adequate remedy at law.  You also agree that in the event of such breach or any threat of breach, the Company may be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by you and/or any and all entities acting for and/or with you, without having to prove damages or post a bond.  The terms of this Section 6(d) shall not prevent the Company or its affiliates from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, to the recovery of damages from you.  You further acknowledge and agree that the covenants contained herein are necessary for the protection of the legitimate business interests of the Company and its affiliates and are reasonable in nature, and you further acknowledge that the Company would not have entered into this Agreement had you not agreed to the provisions of this Section 6.

e.
Survival.  The provisions of this Section 6 shall survive any termination of the Term, and the existence of any claim or cause of action by you against the Company and/or its affiliates, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7.
Indemnification.  [The][Pursuant to the terms of your Indemnification Agreement with the Company, the] Company shall indemnify and defend you against any liability incurred in connection with your performance of the Services as a Director hereunder to the fullest extent authorized by the DGCL and the Company’s Certificate of Incorporation and Bylaws [, each as currently in effect].

The Company has purchased Director’s and Officer’s liability insurance, and you shall be entitled to the protection of any insurance policies the Company maintains for the benefit of its Directors and officers, subject to the terms and conditions of such policies, against all costs, charges, and expenses in connection with any action, suit, or proceeding to which you may be made a party by reason of your affiliation with the Company or affiliates.

8.
Nature of Relationship.  Your relationship to the Company shall at all times and in all respects be that of an independent contractor and not that of an employee or agent of the Company.  The Company shall supply you with periodic briefings on the business, director packages for each Board and committee meeting, copies of minutes of meetings and any other materials that are required under the Company’s Certificate of Incorporation and Bylaws and any other materials necessary for performing as a Director under this Agreement.

9.	Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, exclusive of its conflict of laws provisions.

10.
Survival of Obligations.  Notwithstanding the termination of this Agreement, neither party hereto shall be released hereunder from any liability or obligation to the other which has already accrued as of the time of such termination or which thereafter might accrue in respect of any act or omission of such party prior to such termination.

11.
Severability.  If any provision of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way.

12.
Entire Agreement.  This Agreement contains the entire understanding between you and the Company with respect to your position as a Director and supersedes any prior written or oral agreements between you and the Company respecting such subject matter.  No representations, agreements, or understanding, oral or written, exist between you and the Company relating to your position as a Director that are not fully expressed herein.

13.
Amendments; Waivers.  This Agreement may not be amended except by a writing signed by you and by a duly authorized representative of the Company other than Director.  Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

14.
Assignment.  You agree that you will not assign any rights or obligations under this Agreement.  Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of all or substantially all of its assets.

15.
Binding Agreement.  This Agreement shall be binding upon and benefit the parties and their heirs, administrators, executors, successors and permitted assigns.  Any subsequent change in your duties or compensation as a Director shall not affect the validity or scope of the remainder of this Agreement.

16.
Director Acknowledgment.  You acknowledge that you have had the opportunity to consult legal counsel concerning this Agreement, that you have read and understand this Agreement, that you are fully aware of its legal effect, and that you have entered into it freely based on your own judgment and not on any representations or promises other than those contained in this Agreement.

17.
Execution.  This Agreement shall be executed in multiple copies and each executed copy shall constitute an original, but the copies shall be deemed one and the same instrument and this Agreement shall not be modified or waived, except in writing, signed, and acknowledged by the parties hereto.

[Signature page follows.]

Once again I would like to express our gratitude for your enthusiasm and commitment to the Company, and it is with great excitement that we welcome you to jointly enter this period of rapid growth and accomplishment for our business.

Very truly yours,

[_________]

ACCEPTED AND AGREED TO
AS OF THE DATE BELOW:

[_________]

Date:

Exhibit A

Description of Services

You shall have all responsibilities of a Director of the Company imposed by the DGCL and the Company’s Certificate of Incorporation and Bylaws.  These responsibilities shall include, without limitation, the following:

1.	Attendance. Use best efforts to attend scheduled meetings of the Board;

2.	Act as a Fiduciary. Represent the Company’s stockholders and the interests of the Company as a fiduciary; and

3.
Participation.  Participate as a full voting member of the Board in setting overall objectives, approving plans and programs of operation, formulating general policies, offering advice and counsel, serving on Board committees, and reviewing management performance.

A-1